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                                                                 EXHIBIT 10.24

                         MEMORANDUM OF UNDERSTANDING

[*] INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2.
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1.  SCOPE OF OBJECTIVES OF JOINT VENTURE

Initially, Sun Corporation ("Sun"), Axis Corporation ("Axis") and Award Software International, Inc. ("Award:" Sun, Axis and Award individually, a "Partner" and collectively, the "Partners") will jointly own a business (the "Joint Venture") that markets and distributes Award's notebook BIOS (the "Products") to the portable PC market and provides technical and other customer support.

The Joint Venture will combine Sun's reputation, and marketing and sales expertise, Axis's technical and design expertise and Award's products, engineering and customer support to penetrate the portable PC market in Japan (the "Territory").

2.  FORMATION OF AWARD JAPAN

The Partners shall organize and incorporate a new joint stock company (Kabushiki Kaisha) under the laws of Japan ("Award Japan"). All reasonable costs of incorporation and qualification shall be borne by Award Japan to the extent legally permitted. The remainder of such costs shall be offered by the Partnership in proportion to their respective ownership interests.

Sun shall be responsible for completing and/or assisting Award Japan in completing any approval and/or notification procedures required by law involving the Japanese government (national and/or local) with respect to the formation of the Joint Venture, including but not limited to assisting Award Japan in filing with the relevant Japanese governmental ministries all required notices under the Foreign Exchange and Foreign Trade Control Law of Japan, as amended, concerning Award's purchase of stock in the Company. Award Japan shall: (i) file any and all reports and notices and take any and all other further action as necessary or appropriate to establish and maintain its existence under the laws of Japan, and (ii) be responsible for completing any approval procedures required by law involving the Japanese government with respect to the importation, marketing, distribution, licensing, sale and support of the Products in the Territory. The Joint Venture shall retain Japanese counsel reasonably acceptable to the Partners.

3.  PURCHASE OF INTEREST/CREATION OF JOINT VENTURE

The Partners will jointly determine the number of primary and/or secondary shares of Award Japan which are to be purchased by each Partner, based upon tax, accounting and other considerations. After such purchase, Award, Sun and Axis will own a 62% interest, a 19% interest and a 19% interest in Award Japan, respectively.

4.  PURCHASE PRICE

According to the provisions in the Definitive Agreements (see Section 25 below) which will be signed by the Partners, each of the Partners will purchase for cash its respective interest in Award Japan at a price to be mutually agreed.
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5.  INITIAL CAPITALIZATION; ADDITIONAL CAPITALIZATION

The Initial Strategic Plan (see Section 9 below) will specify the initial capital requirements for the Joint Venture, which is expected to be US$500,000. The Partners will discuss securing additional sources of capital for the Joint Venture, if necessary, including bank credit facilities and long-term loans. In addition, the Partners will agree to be jointly responsible on a pro rata basis for any future capital calls by the Joint Venture approved pursuant to Section 6 below.

6.  GOVERNANCE OF JOINT VENTURE

The Joint Venture shall be governed and managed by a Board of Directors initially comprised of five (5) members (the "Board"). Award shall have the right to elect a majority of the Directors and a majority of the Board shall elect the Chairman. Each of Sun and Axis shall have the right to appoint one Director to the Board.

        (a) A majority of the Directors shall constitute a quorum. The approval of a majority of the Directors present at a meeting at which a quorum is present shall constitute the act of the Board.

        (b) An act of the Board shall be required to approve the following transactions:

             (i) the merger, consolidation, liquidation or dissolution of the Joint Venture, or sale of all substantially all of the assets of the Joint Venture;

             (ii)   amendments to the Joint Venture Agreements; and

             (iii) the issuance of equity interest in the Joint Venture to third parties.

Notice and other information provided to the Directors shall be given in both Japanese and English languages.

7.  BOARD COMMITTEE

The Board may establish committees to govern such important areas as audit/finance, compensation, technology, distributions, marketing, etc.

8.  DEADLOCK RESOLUTIONS

In the event that the Board cannot reach a decision on any matter within the scope of its responsibilities, the Partners will use their best efforts to resolve their differences.

9.  MANAGEMENT STRATEGIC PLAN AND OPERATIONS

At the outset the management of the Joint Venture shall be approved by all of the Partners. Thereafter, the Board (by majority vote) shall have the right to appoint (or remove) the President and other key operating officers of the Joint Venture.
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Upon the formation of the Joint Venture, the Partners shall agree on the
Strategic Plan of the Joint Venture. Thereafter, the Strategic Plan shall be subject to the approval of the Board. The Strategic Plan shall include (i) technology strategy, (ii) product strategy, (iii) target markets and customers, (iv) capital requirements, and (v) other matters of key strategic importance to the Joint Venture.

Subject to the Strategic Plan, Mr. Toshihiko Kumashiro will control the day-to-day operations of the Joint Venture (including marketing and other matters customarily considered in the ordinary course of business). Decisions which may be made by management of the Joint Venture will include, for example, the hiring, firing and compensation of personnel; the selection of the office in Japan; the selection of office equipment, supplies and negotiations of agreements with them; and the decision to take a license under third party technology so long as such licenses do not involve an affiliate of a Partner or a cross-license under Joint Venture technology. In any event, all operations of the Joint Venture must be consistent with the Strategic Plan.

10.  TRANSFER RESTRICTIONS

During a period equal to the term of the Distribution Agreement, none of the Partners shall be permitted to transfer, sell, pledge or dispose of its equity interest in the Joint Venture, except for pledges of assets in connection with debt financing transaction by Axis from Award, without the written consent of the other Partners.

11.  DISTRIBUTION AGREEMENT

The Joint Venture shall enter into an agreement with Award whereby the Joint Venture shall be appointed as Award's exclusive distributor with respect to the marketing, distribution, licensing, sale and support of the Products in the Territory during the term of such agreement. The Joint Venture would earn commission equal to [*] of net revenues generated from sale of the Products in the Territory.

12.  INTELLECTUAL PROPERTY

All intellectual property, including enhancements and derivative, that is developed by the Joint Venture shall be owned exclusively by Award. Award shall retain all rights to such intellectual property without any restrictions and none of the other Partners shall have any rights, title or interests thereto.

13.  TECHNICAL SUPPORT AGREEMENT

Axis shall enter into an agreement with the Joint Venture whereby Axis will provide technical design, engineering and support services.

14.  BUDGETING AND STRATEGIC PLANNING

The Joint Venture shall operate generally in accordance with a Strategic Plan and annual operating plan. The Strategic Plan will include a long-range financial plan and will encompass a period of three or more years. The annual operating plan will include the budget and will


[*]--CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN EQUESTED WITH RESPECT TO THE OMITTED PORTIONS.


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encompass the current 12 month period. The annual operating plan and budget shall be consistent with the Strategic Plan. The following table summarizes the preparation, term, frequency of review and required approval for the four plans.

                                           FREQUENCY OF
NAME OF PLAN       PREPARED BY   TERM         REVIEW        REQUIRED APPROVAL
------------       -----------   ----      ------------     -----------------
Strategic Plan     Board and     over 3    every year       Majority of Board
                   Management    years

Long-range         Board and     over 3    every year       Majority of Board
                   Management    years

Annual Operating   Board and     1 year    every year       Majority of Board
Plan               Management

Budget             Board and     1 year    every year       Majority of Board
                   Management

The initial Strategic Plan shall require the approval of all Partners.

Meetings between management and the Board of the Directors will be held at least quarterly. In addition to yearly financial reports, management of the Joint Venture will provide each Partner with monthly and quarterly reports and forecasts.

15.  PROFITS AND LOSSES

Profits and losses of the Joint Venture will be allocated according to the percentage ownership of each Partner.

Cash dividends will be declared by the Board at its discretion, subject to giving priority to reinvestment and internal reserves specified in the financial plans, and will be allocated according to ownership percentage.

Cash distributions upon termination or liquidation of the Joint Venture will be allocated according to ownership percentage.

16.  EMPLOYEE ARRANGEMENTS

Initially, the joint venture would require a [*]. By the end of 1997, the personnel staff would include a [*]. The joint venture should be staffed based on the following schedule:

[*] INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2.

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                       Q1 1997         Q2 1997         Q3 1997         Q4 1997
                       -------         -------         -------         -------

                                                [*]

17.  ADDITIONAL PERSONNEL

Award at its sole discretion will provide additional technical personnel to the Joint Venture as may be reasonably requested.

18.  NON-COMPETITION

So long as each Partner holds an interest in the Joint Venture, none of the Partners shall compete with the Joint Venture.

19.  SUBSCRIPTION RIGHTS

Subject to approval of a capital call pursuant to Section 6 above, if the Joint Venture needs additionally equity capital, then the Joint Venture must offer each of the Partners the right to purchase its pro-rata share of such equity. If any of the Partners does not elect to purchase their share of such additional equity, the other Partner(s) may purchase any additional equity not purchased.

20.  ACCOUNTING MATTERS

Records, accounting standards/controls and financial statements will conform to the generally accepted accounting principles of both U.S. (G.A.A.P.) and Japan. An independent auditor for the Joint Venture will be hired and will conduct a full audit at the end of each fiscal year and a periodic review on a quarterly basis.

Each Partner will have the right to inspect the books and records of the Joint Venture.

21.  NON-BINDING UNDERSTANDING

This Memorandum of Understanding ("MOU") constitutes a non-binding understanding among Sun, Axis and Award regarding the proposed Joint Venture.

[*] INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2.

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22.  TIMETABLE

Upon the signing of this MOU, each of Sun, Axis and Award will move expeditiously to complete their due diligence, to continue negotiating in good faith to reach and execute a definitive Joint Venture Agreement by June 30, 1997.

23.  DOCUMENTATION

The agreement of the parties with respect to the Joint Venture shall be set forth in definitive joint venture, distribution, technical support and other agreements (the "Definitive Agreement") containing mutually agreeable representations, warranties, covenants, indemnification, dispute resolution and termination provisions.

The Definitive Agreements shall be governed and construed under the laws of Japan; provided that to the extent that any agreement contains its own choice of law provision, the terms of that choice of law provision shall govern and prevail over this provision. The Definitive Agreements will be negotiated and executed in the English language, and the rules of construction and definitions of the English language shall be applied in interpreting the Definitive Agreements. Unless otherwise specifically required hereunder, all notices and other communications required or contemplated by this MOU shall be written in the English language.

24.  CONFIDENTIALITY

Each Partner agrees to keep confidential the existence of the ongoing negotiations regarding the Joint Venture, except as required by law or stock exchange rules. Each of the Partners will agree to keep confidential and not use or disclose any confidential information acquired during the term of Joint Venture, except as described in Section 13.

25.  PUBLICITY

Each Partner will agree to a joint press releases and other forms of publicity upon the signing of a definitive Joint Venture Agreement. Subject to the foregoing paragraph, none of the Partners will issue a press release regarding the negotiations without the consent of the others.

SUN CORPORATION                                 AXIS CORPORATION

By: /s/ Masami Maeda                            By: /s/ Toshihiko Kumashiro
    ----------------------                          ------------------------
      Masami Maeda                                    Toshihiko Kumashiro

Date: April 30, 1997                            Date: April 30, 1997
      --------------------                            ----------------------



AWARD SOFTWARE INTERNATIONAL, INC.

By: /s/ George C. Huang
    ----------------------
      George C. Huang

Date: April 30, 1997
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